Exhibit T3A.40
CERTIFICATE OF INCORPORATION
OF
ISELIN-JEFFERSON FACTORS, INC.
UNDER SECTION 402 OF THE
BUSINESS CORPORATION LAW
* * * * *
     WE, THE UNDERSIGNED, all of the age of twenty-one years or over, for the purpose of forming a corporation pursuant to Section 402 of the Business Corporation Law of New York, do hereby certify:
     FIRST: The name of the corporation is ISELIN-JEFFERSON FACTORS, INC.
     SECOND: The purposes for which it is formed are: To engage in the business of a commercial factor; to purchase accounts receivable; to make advances or loans on the collateral or security of accounts receivable, inventory, equipment and other assets. The foregoing are purposes only and shall not be construed to limit or restrict in any manner the powers of the corporation.
     THIRD: The office of the corporation is to be located in the City of New York, County of New York, State of New York.
     FOURTH: The aggregate number of shares which the corporation shall have authority to issue is one thousand (1,000) shares of Common stock without par value.

     FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: c/o C T CORPORATION SYSTEM, 277 Park Avenue, New York, New York 10017.
     SIXTH: The name and address of the registered agent which is to be the agent of the corporation upon whom process against it may be served, are C T CORPORATION SYSTEM, 277 Park Avenue, New York, New York 10017.
     SEVENTH: The corporation’s existence shall be perpetual.
     IN WITNESS WHEREOF, we have made and signed this certificate this 22nd day of August A.D. 1973 and we affirm the statements contained therein as true under penalties of perjury.

/s/ Marybeth Roden

Marybeth Roden
277 Park Avenue
New York, New York 10017

/s/ Michael A. Singleton

Michael A. Singleton
277 Park Avenue
New York, New York 10017